EXHIBIT 23.2


                          Independent Auditors' Consent


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333- 23063 of CUC International Inc. on Form S-3 of our report dated March 31, 1997 (May 27, 1997 as to Note 2a, April 30, 1997 as to Note 2b) appearing in the HFS Incorporated Current Report on Form 8-K dated July 16, 1997 and incorporated by reference in the Joint Proxy Statement of CUC International Inc. and HFS Incorporated on Schedule 14A filed on August 28, 1997, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


Deloitte & Touche LLP
Parsippany, New Jersey
September 12, 1997